Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 to Webcast

2007 Analyst and Investor Day

Company Announces Closing of $1.4 Billion Credit Facility

BROOMFIELD, Colo., March 14, 2007 — Level 3 Communications, Inc. (Nasdaq: LVLT) will host its 2007 Analyst and Investor Day on March 14, at the Waldorf Astoria in New York City. Registration will begin at 7:30 a.m. EDT, with presentations expected to begin at 8:30 a.m. EDT.

A streaming audio webcast of the event together with the slide presentations will be available both live and archived on Level 3’s investor relations Web site at www.level3.com/investor_relations/index.html.

The company also announced today that its wholly owned subsidiary, Level 3 Financing, Inc., has refinanced its existing $730 million senior secured credit facility by entering into a new senior secured credit facility that, among other things, increased amounts outstanding under the facility to $1.4 billion, extended the maturity of the facility from 2011 to 2014 and decreased the applicable interest rate from LIBOR plus 300 bps to LIBOR plus 225 bps.

Level 3’s outstanding debt, as of December 31, 2006, on an as adjusted basis giving effect to redemptions of certain series of Level 3’s outstanding notes; tender offers for certain series of Level 3’s and Level 3 Financing’s outstanding notes; the issuance by Level 3 Financing of two series of notes; the completion of the acquisitions of Broadwing Corporation and SAVVIS’ CDN services business; and the closing of the new credit facility, each occurring in the first quarter of 2007, was approximately $6.85 billion. The company’s net cash interest expense for 2007 is expected to be approximately $500 million, a decrease from previously issued guidance of $545 million.

Level 3 Financing, Inc., subject to final documentation, also entered into interest rate swap agreements to fix the rate of interest on a notional amount of $1.0 billion.

About Level 3 Communications

Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: integrate strategic acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.